Exhibit 99.1

NASDAQ:GFED
www.gbankmo.com
For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GuARANTY bANK Announces The HIRING OF NEW CHIEF LENDING OFFICER h. CHARLES pULS
and the promotion of two relationship managers

SPRINGFIELD, MO – (June 27, 2016) – Guaranty Federal Bancshares, Inc. (the “Company”) announced today that its subsidiary, Guaranty Bank (the “Bank”), hired H. Charles “Charley” Puls to serve as Executive Vice President, Chief Lending Officer. As a member of the bank’s executive management team, Puls’ primary responsibility will be to oversee the management, direction, and development of the bank’s commercial lending and corporate services lines of business.

Puls, who has more than 23 years of banking experience, served as Senior Vice President, Market President in Southeast Missouri for Regions Bank for the past 9 years. Prior to that, Puls was Senior Vice President, Relationship Manager for Regions Bank, Union Planters Bank, and Capital Bank & Trust in the St. Louis market. Puls is a board member and active volunteer for the American Red Cross and is a graduate of the University of Missouri – St. Louis.

Additionally, the Bank promoted Eric Leonard to Senior Vice President, Senior Relationship Manager of Specialty Finance. Leonard will be responsible for the administration and development of the bank’s specialty financing services including low income housing tax credit financing, commercial leasing, industrial development revenue bonds, and asset-based lending. Leonard, who has been with Guaranty Bank since 2008, has more than 21 years of lending experience in Springfield. He graduated with honors from the Graduate School of Banking at Colorado and has an undergraduate degree from George Mason University. Leonard is also a graduate of Leadership Springfield Class 29.

The Bank also promoted Micah Scott to Senior Vice President, Small Business Banking Manager. Scott will be responsible for the administration and development of Small Business Administration (SBA) lending. The Bank is a preferred lending partner of the SBA and has led the region in SBA loan volume for the last two quarters. Scott, who started his career with Guaranty Bank as a Credit Analyst in 2008, actively participates with the local SCORE chapter and serves on the board of the Ronald McDonald House Charities.  He holds a Finance Degree from Missouri State University and is a Chartered Financial Analyst.  Before coming to Guaranty Bank, Scott worked as an assistant bank examiner for the Federal Reserve Bank of Kansas City.

“Charley has an extensive background in community bank management and commercial lending and will be an excellent addition to our executive team. Eric and Micah are experts in their respective lending fields, and promoting them will allow for continued growth in these key areas as well as increasing our management depth to accommodate our future growth,” said Shaun Burke, President and CEO of Guaranty Bank.

Executive Vice President, Chief Lending Officer H. Michael Mattson previously announced his retirement effective June 30, 2016 after 10 years of service to Guaranty Bank and more than 37 years of service to the banking industry.

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.